Exhibit 10.17

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

AMENDED AND RESTATED AGREEMENT by and between Tetra Tech, Inc., a Delaware corporation (the “Company”), and Dan L. Batrack (the “Executive”), dated as of November 7, 2016.

WHEREAS the Executive is an officer and key member of the Company’s management;

WHEREAS the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure the continued dedication of the Executive to the Company, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below);

WHEREAS the Board believes it is imperative to (a) diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a threatened or pending Change of Control, (b) encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and (c) preserve the Executive’s impartial judgment in the event of any threatened or pending Change of Control;

WHEREAS this Agreement is not intended to alter materially the compensation, benefits or terms of employment that the Executive could reasonably expect in the absence of a Change of Control, but is intended to encourage and reward the Executive’s compliance with the wishes of the Board whatever they may be in the event that a Change of Control occurs or is threatened;

WHEREAS, the Executive and the Company both believe that accelerated vesting of future equity awards the Executive may be granted should occur upon certain employment terminations following a Change in Control, rather than on a Change in Control alone.

NOW, THEREFORE, in order to accomplish these objectives and in consideration of the mutual agreements, provisions, and covenants contained herein, and intending to be legally bound hereby, the Board has authorized the Company to enter into this Agreement as follows:

1.                                      Term. This Agreement shall terminate on March 25, 2018. Notwithstanding the foregoing, in no event shall the Term expire before the second anniversary of a Change of Control that occurs during the Term. The initial term of this Agreement, as it may be extended as provided for under this Section 1, is herein referred to as the “Term.”

2.                                      Duties. The Executive agrees that, subject to the Executive’s fiduciary duties to the Company and its shareholders, the Executive will exercise the Executive’s best efforts to bring about whatever result the Board determines to be in the best interests of the Company and its shareholders relative to any impending Change of Control (i.e., to help resist any such impending Change of Control if the Board determines that to be in the best interests of the Company and its shareholders, and to bring about such Change of Control if the Board determines that to be the preferable alternative). The Executive agrees to use the Executive’s best efforts at and after the occurrence of a Change of Control to effect an orderly and beneficial transfer of control to the party or parties comprising the new control group.

3.                                      Change of Control as a Condition Precedent. No amount or benefit shall be payable under the terms of this Agreement unless there shall have been a Change of Control that is actually consummated. A “Change of Control” shall mean the first of the following to occur:

(a)                            The purchase or other acquisition by any Person (as defined below), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Company’s securities not including the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates representing 50 percent or more on a single date or during any 12 month period of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of the Board; provided, however, that if any Person has satisfied this requirement, the acquisition of additional Company securities by the same Person shall be construed as not triggering a Change of Control; and provided further, however, that an increase in the percentage of voting securities owned by any Person as a result of a transaction in which the Company acquires its voting securities in exchange for property shall not be treated as an acquisition of the Company’s voting securities for purposes of this Section 3(a);

(b)                            The consummation of a reorganization, merger, or consolidation of the Company, if the Company’s shareholders, in combination with any trustee or other fiduciary acquiring voting securities under an employee benefit plan of the Company or an Affiliate as part of such transaction, do not, immediately thereafter, own more than 50 percent of the combined voting power of the reorganized, merged or consolidated Company’s then outstanding securities that is entitled to vote generally in the election of the directors; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50 percent of the combined voting power of the Company’s then outstanding securities shall not be a Change of Control under this Section 3(b); or

(c)                             The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50 percent or more of the combined voting power of the outstanding voting securities of such entity generally entitled to vote in such entity’s election of directors immediately after such sale.

Notwithstanding the foregoing, in no event may there by more than one transaction or occurrence treated as a “Change of Control” for purposes of this Agreement. For purposes of Section 3, the following terms shall have the following meanings:

“Affiliate” means any entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company as determined by the Board in its discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company or any of its Affiliates, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, and (iv) any corporation owned directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company.

4.                                      Employment Period. In the event of a Change of Control, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, in each case subject to the terms and conditions of this Agreement, for the period commencing on the Change of Control and ending on the second anniversary of such date (the “Employment Period”). Nothing in this Agreement shall be deemed to prevent the Executive from remaining in the employ of the Company or any successor beyond the Employment Period either on the terms and conditions set forth herein or on others that may be mutually agreed upon.

5.                                      No Automatic Vesting on Change in Control.  Equity awards shall not automatically vest on a Change in Control.  Equity awards granted before the date of this Agreement shall vest in accordance with the terms of their award agreements, notwithstanding any other provision of this Agreement.  Any adjustments to equity awards which do not vest on a Change in Control shall be determined under the Plan.

6.                                      Termination of Employment.

(a)                                 Death/Disability. The Executive’s employment shall terminate automatically upon the Executive’s death and may be terminated by the Company due to the Executive’s Disability. For purposes of this Agreement, “Disability” shall mean either that (i) the Executive is unable to engage in substantial gainful activity hereunder by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Company shall determine in good faith whether the Executive has become disabled. In no event shall the Company be obligated to terminate the Executive’s employment if the Executive suffers a Disability.

(b)                                 Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)                                     The willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Company’s chief executive officer that specifically identifies the manner in which the Board or chief executive officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii)                                  The willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

(iii)                               For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Company’s chief executive officer or a senior officer of the Company or based upon the advice of legal counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c)                                  Good Reason. The Executive may terminate employment during the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     A material diminution of the Executive’s base salary, annual bonus opportunity, or both; or

(ii)                                  A material diminution in the Executive’s authority, duties, or responsibilities; or

(iii)                               A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report; or

(iv)                              A material diminution in the budget over which the Executive retains authority; or

(v)                                 A material change in the geographic location at which the Executive must perform the services.

For the avoidance of doubt, the term “supervisor” for purposes of Section 6(c)(iii) refers to the position that the Executive reports to, as opposed to any specific individual; a change in the individual serving in the position as a “supervisor” shall not, by itself, constitute “Good Reason.”

The Executive may not terminate employment for Good Reason unless: (x) the Executive has provided the Company with notice of the occurrence of the Good Reason condition described in subsection (i)-(v) within sixty (60) days of the initial existence thereof; and (y) the Company has been provided with thirty (30) days to remedy such Good Reason condition and has failed to remedy such condition. The Executive’s employment shall be deemed to have been terminated following a Change of Control by the Executive for Good Reason if the Executive terminates the Executive’s employment prior to a Change of Control with Good Reason if a Good Reason condition occurs at the direction of a person or entity who has entered into an agreement with the Company the consummation of which will constitute a Change of Control.

(d)                            Other Than For Cause. The Company shall have the right to terminate the Executive’s employment during the Employment Period for any reason not described in Section 6(a) or (b) above upon thirty (30) days’ prior written notice to the Executive and such termination shall be referred to herein as a termination “Other Than For Cause.” The Executive’s employment shall be deemed to have been terminated following a Change of Control by the Company Other Than For Cause if (i) the Executive resigns following a request by the Company to terminate the Executive’s employment on or after a Change of Control, or (ii) the Company terminates the Executive’s employment Other Than For Cause within the ninety (90) day period immediately prior to the execution of a definitive agreement the consummation of which actually results in such Change of Control.

(e)                             Notice of Termination. Any termination by the Company for Cause or for Other Than For Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto in accordance with Section 17(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f)                              Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by reason of death or Disability, the date of the Executive’s death or the date the Company terminates the Executive as a result of the Executive’s Disability, as the case may be, (ii) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (iii) if the Executive’s employment is terminated by the Company Other Than For Cause, the Date of Termination shall be thirty (30) days after the date on which the Company notifies the Executive of such termination, or if the Company chooses to pay the Executive thirty (30) days of base salary in lieu of providing such 30-day notice, the date on which the Company notifies the Executive of such termination.

7.                                      Obligations of the Company Upon Termination

(a)                                 Good Reason, Other Than for Cause. If, during the Employment Period, the Company terminates the Executive’s employment Other Than For Cause or the Executive terminates employment for Good Reason under Section 6(c) above, the Executive shall receive the following benefits:

(i)                                A cash lump sum payment equal to $3,960,000 to be adjusted on a pro-rata basis consistent with adjustments to base salary during the term;

(ii)                             A cash lump sum payment equal to a pro rata portion of the Executive’s bonus for the year in which the Date of Termination occurs determined by multiplying the amount the Executive would have received based on actual performance had employment continued through the date of payment, without any reduction due to exercise of negative discretion, by a fraction, the numerator of which is the number of days in the then current fiscal year through the Date of Termination, and the denominator of which is 365, and such payment shall be made at the same time as bonuses are paid to other officers of the Company for such year;

(iii)                          A cash lump sum payment equal to the Executive’s bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus had not then been paid as of the Date of Termination, which such payment to be made at the same time as bonuses are paid to other officers of the Company for such year; and

(iv)                         A cash lump sum payment equal to 102% of the cost of providing one year of medical benefits (health, dental and vision) to the Executive and his dependents substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination.

(v)                                 All outstanding and unvested stock option and restricted stock awards subject solely to time-based vesting shall vest in full and any restrictions or forfeiture provisions applicable to restricted stock awards shall lapse, notwithstanding the provisions of the Tetra Tech, Inc. 2005 Equity Incentive Plan (or any successor plan) or any award agreements between the Executive and the Company thereunder, subject to Section 5.  Equity awards which vest in whole or part on achievement of performance criteria shall vest based on actual performance results.  This Section 7(a)(v) shall not alter the remaining term of any option.  For purposes of this Agreement, references to restricted stock shall also include restricted stock units.  If the Executive’s employment is terminated under Section 6(d)(ii), any acceleration of vesting for time-based awards shall occur on a Change in Control.

For avoidance of doubt, the amount of payments to be provided under this Section 7(a) shall be determined without regard to any action that constitutes Good Reason under Section 6(c)(i) of this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of any equity plan or individual agreement evidencing an equity award, the terms of this Agreement (including, but not limited to, the definition of “Change in Control”) shall prevail, subject to Section 5.

(b)                                 Death, Disability. If, during the Employment Period, the Executive’s employment is terminated as a result of his death or by the Company due to the Executive’s Disability, the Company shall make the payments described in Section 7(a)(ii) and Section 7(a)(iii) above, if any, to the Executive.

(c)                                  Other Termination of Employment. If the Executive’s employment is terminated for any reason other than as described in Sections 7(a) or (b) above, except as specifically provided in subsection (d) below, this Agreement shall terminate without further obligations to the Executive hereunder.

(d)                                 Accrued Amounts. Upon a termination of employment for any reason, the Company shall pay or provide the Executive (i) any unpaid base salary through the date of termination and any accrued vacation in accordance with Company policy within thirty (30) days after employment termination; (ii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iii) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable pension, retirement and insurance benefits (collectively, “Accrued Amounts”).

8.                                      Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies, except that all payments and benefits made under this Agreement are made in lieu of any other severance compensation or benefits to which the Executive may otherwise be entitled under any plan, program, policy or arrangement of the Company (which compensation and benefits the Executive hereby expressly waives to the extent the Executive receives the compensation and benefits provided for hereunder). Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9.                                      Full Settlement, Mitigation. Except as provided in Section 7(a)(iii) and Section 11(b), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 7(a)(iii), such amounts shall not be reduced whether or not the Executive obtains other employment.

10.                               Certain Additional Payments by the Company.

(a)                                 Excess Parachute Payments. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment” and collectively “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or would be within $1,000 of triggering such excise tax), then Total Payments shall be reduced (but not below zero) so that the maximum amount of Total Payments (after reduction) shall be $1,000 less than the amount that would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code (as so reduced, the “280G Limitation Amount”).

Notwithstanding the foregoing, if the Executive would be better off by at least $50,000 on an after-tax basis after taking into account all taxes (including but not limited to the Section 4999 excise tax) receiving the full amount of Total Payments as opposed to the 280G Limitation Amount the Executive shall receive the full amount of Total Payments without reduction. References to Section 4999 of the Code shall include any successor provision or any similar excise tax. The Executive shall not be entitled to an increased payment from the Company for any excise, additional, or other tax, penalty, or interest as a result of this Agreement. Any payment reductions under this subsection (a) shall be made first from cash payments.

(b)                                 Consultant. All determinations required to be made under this Section 10, including whether and when Total Payments should or should not be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a “Consulting Firm,” which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants selected by the Company. The Consulting Firm shall provide detailed supporting calculations regarding such determination both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Consulting Firm shall be borne solely by the Company. Any determination by the Consulting Firm shall be binding upon the Company and the Executive, and no later determination shall obligate the Company to make any payment or adjustment to the Total Payments made to the Executive.

11.                               Conditions to Payments and Benefits.

(a)                                 The Executive’s entitlement to receive the payments and benefits (including, without limitation, accelerated vesting of equity awards) hereunder shall be conditioned upon:

(i)                                     the Executive having complied to the best of the Executive’s abilities with the commitments contained in Section 2;

(ii)                                  delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans; and

(iii)                               in the case of benefits payable under Sections 7(a) and (b), delivery to the Company of an executed agreement and general release, executed by the Executive (or by an individual authorized to act on behalf of the Executive’s estate if the Executive is deceased or authorized to act on the Executive’s behalf by reason of the Executive’s Disability) which shall be executed substantially in the form attached hereto as Exhibit A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within thirty-five (35) days of presentation thereof by the Company to the Executive (and which is not subsequently revoked by the Executive or such authorized individual), and the Company shall be obligated to deliver a final form of release to the Executive’s address set forth in Section 17 below (including copy to counsel) within 5 business days after an employment termination. Any benefits described in Section 7(a) and (b) are contingent on the release becoming effective and irrevocable by the 35th day following the termination of the Executive’s employment provided that the release agreement is timely delivered in accordance with this Section 11(a)(iii). Payment of any benefits described in Section 7(a) and (b) will commence, if at all, on the 45th day following the Executive’s termination of employment and all payments described in Section 7(a) and (b) that otherwise would have been paid or provided during the 45 days following the Executive’ termination of employment, but for this sentence, shall instead be paid or provided on the 45th day following the Executive’s termination of employment.

(b)                                 If the Executive fails to materially comply with any obligation or covenant under Section 2 or is subsequently determined to have terminated employment for Cause under Section 6(b) above, the Company’s obligations to make any payments or provide any benefits or other rights or entitlements to Executive pursuant to any provision of this Agreement shall immediately cease and Executive shall be required to immediately repay to the Company all amounts theretofore paid or otherwise provided to Executive pursuant to any section of this Agreement. The Company may recover amounts under this Section 11(b) by set-off from any amounts otherwise due to Executive under any other plan, program or arrangement if the Executive fails to make any required repayment within 15 business days after written demand to the Executive.

(c)                                  If the Executive terminates employment prior to a Change in Control and is treated as having had his employment terminated Other Than For Cause, his outstanding equity awards shall vest in accordance with Section 7(a)(v) on the Change in Control, regardless of whether a release has become effective and irrevocable. If such release does not become effective and irrevocable as provided under Section 11(a), any stock options and restricted stock which accelerated under Section 7(a)(v) shall be forfeited, as shall any money or other property received by, or otherwise set aside on behalf of, the Executive.

12.                               Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information), communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

13.                               Successors.

(a)                                 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

14.                               Disputes.

(a)                                 Any dispute or controversy arising under or in connection with this Agreement may, at the Executive’s election, be settled by arbitration, conducted before a panel of three arbitrators in Pasadena, California in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b)                                 The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that the Company shall have no obligation to reimburse the Executive for, or pay on behalf of the Executive’s account, any fees or expenses that the Executive incurs in connection with a contest initiated by the Executive that is found by a court of competent jurisdiction or arbiter, as applicable, to be frivolous. In this circumstance, if the Company has previously paid any fees or expenses, the Executive shall promptly repay to the Company the amount of such fees and expenses.

15.                               Amendment. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board and shall be agreed to in writing, signed by the Executive and by an officer of the Company thereunto duly authorized; provided, however, that either the Board or the applicable committee may amend this Agreement at any time as necessary to comply with applicable laws and regulations without the Executive’s written consent prior to a Change of Control; provided, further, however, that (1) the Company’s unilateral power to amend this Agreement shall be limited to technical, ministerial, and regulatory requirements generally applicable to all public company officers, and (2) no such amendment would constitute Good Reason as presently defined by this Agreement.

16.            Cooperation. The Executive agrees to reasonably cooperate with the Company at any times in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice and at reasonable times for interviews and factual investigations, appearing at the Company’s request upon reasonable notice and at reasonable times to give testimony without requiring service of a subpoena or other legal process, delivering to the Company requested information and relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). The obligations under this Section shall survive expiration of this Agreement. If the Executive’s cooperation under this Section is requested after the Executive’s termination of employment, the Company shall (i) provide the Executive reasonable advance notice after giving due consideration to the Executive’s then current employment obligations, and (ii) reimburse the Executive for all reasonable travel expenses and other reasonable out-of-pocket expenses upon submission of receipts.

17.            Miscellaneous.

(a)             This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)             All notices and all other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below:

To the Executive:	To the Company:

Dan L. Batrack	Tetra Tech, Inc. 3475 East Foothill Boulevard Pasadena, CA 91107 Attention: Janis B. Salin, Esq. General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c)             The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)             This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(e)             The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation.

(f)             The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 6(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)             The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

(h)             The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.

(i)              The Executive and the Company acknowledge that this Agreement supersedes all prior agreements covering the subject matter hereof, and, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, the Executive’s employment and this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(j)            If the Executive should die while any cash amounts are due and payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s surviving spouse, or if there is no surviving spouse, the Executive’s estate.

18.          409A.

(a)             To the extent required by Section 409A of the Code, all references to “termination of employment,” “Date of Termination” and correlative phrases for purposes of this Agreement shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(b)             To the extent that (i) any payments or benefits to which the Executive becomes entitled under this Agreement, or under any other plan, program or agreement maintained by the Employer, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments or benefits shall not be made or commence until the earliest of (x) the expiration of the six (6) month and one day period measured from the date of the Executive’s separation from service (as defined in Section 18(a) above) from the Company; or (y) the date of the Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum. For the purposes of this Section 18, the term “specified employee” means an individual determined by the Employer to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of the Employer.

(c)             It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). The parties intend that all the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code.

(d)             To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

TETRA TECH, INC.

/S/ DAN L. BATRACK		/S/ JANIS B. SALIN
Dan L. Batrack		Janis B. Salin

Date:	November 7, 2016	Date:	November 7, 2016

EXHIBIT A

FORM OF RELEASE AGREEMENT

AGREEMENT AND GENERAL RELEASE

Tetra Tech, Inc., its affiliates, parents, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as the “Employer”), and {executive’s name}(the “Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as the “Employee”) agree:

1.              Last Day of Employment. The Executive acknowledges that [his]/[her] employment with Employer has been terminated and that the Executive’s last day of employment with Employer is [DATE]. Effective as of [DATE], Executive resigns from the Executive’s position as                                     and will not be eligible for any benefits or compensation after [DATE], except as otherwise specifically provided under the Change of Control Agreement between the Employer and Executive dated <<dated>>. (the “Change of Control Agreement”) or under the terms of any other employee benefit plan maintained by the Employer. The Executive further acknowledges and agrees that, after [DATE], the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of [DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2.              Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 11(a)(ii) of the Change of Control Agreement.

3.              Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s                                                                           , and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Pasadena, California, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.              General Release of Claim. Subject to the full satisfaction by the Employer of its obligations under the Change of Control Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer,

Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•      Title VII of the Civil Rights Act of 1964, as amended;

•      The Civil Rights Act of 1991;

•      Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•      The Employee Retirement Income Security Act of 1974, as amended;

•      The Immigration Reform and Control Act, as amended;

•      The Americans with Disabilities Act of 1990, as amended;

•      The Age Discrimination in Employment Act of 1967, as amended;

•      The Older Workers Benefit Protection Act of 1990;

•      The Worker Adjustment and Retraining Notification Act, as amended;

•      The Occupational Safety and Health Act, as amended;

•      The Family and Medical Leave Act of 1993;

•      Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of California;

•      Any other federal, state or local civil or human rights law or any other local state or federal law, regulation or ordinance;

•      Any public policy, contract, tort, or common law; or

•      Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights to accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA (the “Accrued Amounts”); (ii) Employee’s rights under the provisions of the Change of Control Agreement which are intended to survive termination of employment; or (iii) the Employee’s rights as a stockholder.

5.             No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any Federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6.              Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except for the Accrued Amounts. The Employee also affirms Executive has no known workplace injuries.

7.              Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employee represents that Executive has returned any and all property belonging to the Employer, including any confidential information with respect to the Employer or its operations.

8.              Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of California without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.              No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.            Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.            Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Change of Control Agreement which are intended to survive termination of the Executive’s employment shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO THIRTY-FIVE (35) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL THIRTY-FIVE (35) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE SEVERANCE AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

TETRA TECH, INC.

By:

Name: Dan L. Batrack

Title:

Date:

Dan L. Batrack